Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to Registration Statement No. 333-215080 (Form S-4) and related joint proxy statement/prospectus and to the incorporation by reference therein of our reports dated February 25, 2016, with respect to the consolidated financial statements of Tesoro Corporation, and the effectiveness of internal control over financial reporting of Tesoro Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
February 6, 2017